Exhibit 99.1

[ONEOK GRAPHIC]
Financial News

January 17, 2003	Analyst Contact: Weldon Watson, 918-588-7158
Media Contact: Andrea Chancellor, 918-588-7570

Kansas Commission Gives Approval to ONEOK Plan

To Repurchase Shares from Westar

TULSA – ONEOK, Inc. (NYSE:OKE) announced today that the Kansas Corporation Commission has approved a ONEOK previously announced agreement with Westar Energy, Inc. (NYSE:WR) and its wholly owned subsidiary, Westar Industries, Inc., for ONEOK to repurchase some of its preferred shares held by Westar Industries.

In its order, the KCC also approved a new shareholder agreement and a new registration rights agreement among ONEOK, Westar Energy, and Westar Industries. The order will become final at the close of business February 4, unless appealed.

Under the KCC-approved agreement, ONEOK will repurchase up to $250 million worth of ONEOK Series A Convertible Preferred Stock held by Westar Industries at the prevailing market price of its common stock, less certain costs, and exchange Westar Industries remaining shares of Series A Convertible Preferred Stock for new shares of ONEOK Series D Convertible Preferred Stock.

David Kyle, ONEOK chairman, president and chief executive officer, said, “We are pleased with the prompt action by the KCC in approving the repurchase agreement and the related documents.”

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release relating to future financings, the company’s increased capitalization, the impact of accounting issues affecting the company’s earnings and other statements made above that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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